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As filed with the Securities and Exchange Commission on April 28, 2004

                    Investment Company Act File No. 811-9116

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      / /
    Post-Effective Amendment No. __                                          / /

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940              /X/
    Amendment No. 15                                                         /X/

                             VAN WAGONER FUNDS, INC.
               (Exact Name of Registrant as Specified in Charter)

                          435 Pacific Avenue, Suite 400
                             San Francisco, CA 94111
                     (Address of Principal Executive Office)

                                 (415) 835-5000
              (Registrant's Telephone Number, Including Area Code)

                             GARRETT R. VAN WAGONER
                             Van Wagoner Funds, Inc.
                          435 Pacific Avenue, Suite 400
                             San Francisco, CA 94133
                     (Name and Address of Agent for Service)

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The following material represents Van Wagoner Funds, Inc (the "Company)'s responses to the applicable items of Form N-1A. In Part A, responses to Items 1, 2, 3, 5 and 9 and in Part C, responses to Items 23(e) and (i) through (k) have been omitted pursuant to Instruction B.2.(b) of Form N-1A.

Effective April 30, 2003 the Company no longer accepted purchase orders of the Post-Venture, Mid-Cap Growth and Technology Funds.

VAN WAGONER POST-VENTURE FUND

INVESTMENT OBJECTIVE

Capital appreciation. The Fund is in the process of liquidating and will not be able to achieve its investment objective to the extent it invests in money market instruments since these securities earn interest but do not appreciate in value.

MAIN STRATEGY

The Post-Venture Fund will invest primarily in high quality short-term money market instruments as it liquidates its remaining portfolio of private equity securities (13.81% of net assets as of December 31, 2003).

MAIN RISKS

The interest earned on the short-term money market instruments is substantially less than the expenses of the Fund.

Common stock prices rise and fall as market and economic conditions change. The sectors of the stock market in which the Fund holds investments are particularly volatile. The value of your Fund shares will fluctuate and you could lose money.

The types of companies in which the Fund invests present additional risks. Companies going through restructuring or reorganization have a greater risk of being undervalued by the market. Also, post-venture capital companies are generally developing or making significant changes. They may be subject to greater business risk and more sensitive to changes in economic conditions than larger, more established companies. As a result, their prices may rise and fall more sharply.

The Fund may have difficulty accurately pricing the restricted securities that it holds for purposes of calculating its net asset value. Also, the Fund may not be able to sell these securities at the prices at which it has valued them for purposes of calculating its net asset value without experiencing delays or additional costs, if at all.

VAN WAGONER MID-CAP GROWTH FUND

INVESTMENT OBJECTIVE

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Capital appreciation. The Fund is in the process of liquidating and will not be able to achieve its investment objective to the extent it invests in money market instruments since these securities earn interest but do not appreciate in value.
MAIN STRATEGY

The Mid-Cap Growth Fund will invest primarily in high quality short-term money market instruments as it liquidates its remaining portfolio of private equity securities (9.65% of net assets as of December 31, 2003).

MAIN RISKS

The interest earned on the short-term money market instruments is substantially less than the expenses of the Fund.

Common stock prices rise and fall as market and economic conditions change. The sectors of the stock market in which the Fund holds investments are particularly volatile. The value of your Fund shares will fluctuate and you could lose money.

The types of companies in which the Fund invests present additional risks. The market may value companies according to size, or market capitalization, rather than financial performance. When mid-cap investing is out of favor, the Fund's share price may decline even though the companies the Fund holds have sound fundamentals.

Also, the mid-cap companies in which the Fund invests may be developing or changing. They may be subject to greater business risks and more sensitive to changes in economic conditions than larger, more established companies. As a result, their prices may rise and fall more sharply.

The Fund may have difficulty accurately pricing the restricted securities that it holds for purposes of calculating its net asset value. Also, the Fund may not be able to sell these securities at the prices at which it has valued them for purposes of calculating its net asset value without experiencing delays or additional costs, if at all.

VAN WAGONER TECHNOLOGY FUND

INVESTMENT OBJECTIVE

Capital appreciation. The Fund is in the process of liquidating and will not be able to achieve its investment objective to the extent it invests in money market instruments since these securities earn interest but do not appreciate in value.

MAIN STRATEGY

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The Technology Fund will invest primarily in high quality short-term money market instruments as it liquidates its remaining portfolio of private equity securities (12.06% of net assets as of December 31, 2003).

MAIN RISKS

The interest earned on the short-term money market instruments is substantially less than the expenses of the Fund.

Common stock prices rise and fall as market and economic conditions change. The sectors of the stock market in which the Fund holds investments are particularly volatile. The value of your Fund shares will fluctuate and you could lose money. The types of companies in which the Fund invests present additional risks. The market may value companies according to size, or market capitalization, rather than financial performance. When small-cap investing is out of favor, the Fund's share price may decline even though the companies the Fund holds have sound fundamentals.

Also, technology companies may be developing or changing. They may be subject to greater business risks and more sensitive to changes in economic conditions than larger, more established companies. Company earnings in this sector may fluctuate more than those of other companies because of short product cycles (technological obsolescence) and competitive pricing. Investors' enthusiasm for technology stocks can also change dramatically. This all means technology stock prices may rise and fall sharply.

The Fund may have difficulty accurately pricing the restricted securities that it holds for purposes of calculating its net asset value. Also, the Fund may not be able to sell these securities at the prices at which it has valued them for purposes of calculating its net asset value without experiencing delays or additional costs, if at all.

VAN WAGONER FUNDS MANAGEMENT

DUE TO THE LIQUIDATION OF THE FUNDS, VAN WAGONER CAPITAL MANAGEMENT, INC. TERMINATED ITS INVESTMENT ADVISORY AGREEMENTS WITH THE FUNDS EFFECTIVE APRIL 30, 2003. THE OFFICERS AND BOARD OF DIRECTORS OF VAN WAGONER FUNDS, INC. WILL OVERSEE THE CONTINUED ORDERLY LIQUIDATION WITHOUT COMPENSATION.

PORTFOLIO MANAGER
Garrett R. Van Wagoner, President and a director of Van Wagoner Funds, Inc., is the portfolio manager for the Post-Venture, Mid-Cap Growth and Technology Funds.

Mr. Van Wagoner has more than 25 years of experience as a securities analyst and portfolio manager. From March 1993 to December 1995, he was portfolio manager of the Govett Smaller Companies Fund, a portfolio of The Govett Funds, Inc. Before that, he

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was senior vice president at Bessemer Trust, N.A., since 1982, where he was responsible for its emerging growth stock investment program.

LEGAL PROCEEDINGS
In 2001, the Company, Van Wagoner Capital Management Inc. (the "Adviser") and others (including past and two present directors) were named as defendants in several purported class action lawsuits alleging, among other things, violations of federal securities law by failing to value, in good faith, private equity holdings at fair value. The lawsuits were subsequently consolidated into a single action, and a consolidated amended complaint was filed in July 2003. In September 2003, the defendants, including the Company, filed a motion to dismiss the consolidated amended complaint, and lead plaintiffs subsequently filed an opposition to the motion. The Court has not yet ruled on Defendants' motion to dismiss. The Company believes this litigation is without merit and intends to defend the actions vigorously. The Company believes that the outcome of the legal actions will not have a material adverse effect on the result of operations or the net asset values of the Funds.

The staff of the San Francisco, California office of the Securities and Exchange Commission ("Staff") is conducting a private investigation of the Company and the Adviser to determine whether either or both have violated the federal securities laws. Among the matters being investigated is whether either or both violated the federal securities laws by failing to value private holding at their fair value. In September 2002, the Staff notified the Adviser that the Staff had tentatively determined to recommend to the Securities and Exchange Commission ("Commission") that certain civil and/or administrative proceedings be initiated against the Adviser. An employee of the Adviser, a former director of the Company, and two current directors have also received such notifications from the Staff of its recommendation to the Commission. The Adviser has notified the Company that the Staff has not yet submitted such a recommendation to the Commission and the Adviser has communicated to the Staff that it disagrees with its proposed recommendation. The Adviser informed the Company that it believes that the outcome of the investigation will not have a material adverse effect on the ability of the Adviser to perform its investment advisory agreements with the Funds. The Company believes that the outcome of the investigation will not have a material adverse effect on the results of operations or the net asset values of the Funds. Since the investigation is still in progress, there can be no assurance of its outcome.

The costs of defending the Company, the Adviser and certain individuals related to the purported class actions and regulatory matters are significant. Substantially all such costs to date have been borne by the Adviser or have been covered by available insurance. Should costs be incurred directly by the Funds, they will be expensed as incurred.

OTHER SERVICE PROVIDERS

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Administrator: PFPC Inc. ("PFPC") provides clerical, compliance, regulatory and accounting services to the Funds.

Transfer Agent: PFPC provides dividend disbursing, transfer agency and other services. Custodian: PFPC Trust Company provides custody services to the Funds.

Auditor: Ernst & Young LLP are the independent auditors of the Funds.

YOUR INVESTMENT

HOW SHARES ARE PRICED
When you sell (redeem) Fund shares, the Funds will price your transaction at the next net asset value ("NAV") calculated after the Funds receive your request in good order. See "Other Redemption and Exchange Policies" on page __ for a definition of "good order." You pay no front-end sales charge, commission or redemption fee (except for a $10 fee for redemptions made by wire and a $15 fee for a redemption from an IRA account).

The Funds calculate NAV, the price of one share of a Fund, at the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange ("NYSE") is open. The NYSE is closed on weekends and national holidays.

If the transfer agent receives your sell request in good order before the close of regular trading on the NYSE, you will receive that day's NAV. If the transfer agent receives your sell request in good order after the close of regular trading on the NYSE, you will receive the next day's NAV. See "Other Redemption and Exchange Policies" on page __ for a definition of "good order."

The Funds value securities other than debt instruments maturing within 60 days at market prices. The Funds value debt securities maturing within 60 days at amortized cost. If market prices aren't readily available for particular securities, the Funds price these securities at their fair value as determined by the Adviser under the Board of Directors' supervision.

SELLING SHARES
You may sell, or redeem, your Fund shares. The price you receive will be the next net asset value calculated after the Funds receive your request in good order. See "Other Purchase, Redemption and Exchange Policies" on page __ for a definition of "good order." Note that when you sell shares, you may realize a capital gain or loss for Federal income tax purposes.

There's no charge to redeem shares except if you:
   -   redeem by wire ($10)
   - redeem from a retirement account ($15 to cover tax reporting as detailed in your IRA Disclosure Statement & Custodial Account Agreement)
   - Please note that the funds do not allow IRA redemptions via the telephone.

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The Funds may withhold taxes on IRA redemptions to meet federal law requirements. The Funds reserve the right to redeem in kind, that is, in securities whose market value equals the redemption amount. Once your account is established, you can access your account online to sell shares. Redemptions can be sent to you via:
   -   Automated Clearing House (ACH) funds
   -   Check mailed to address of record
   -   Wire Transfer

Please see page __ for instructions on how to access your Van Wagoner account online.
   -   The Funds do not allow online redemptions on IRA accounts.

BY MAIL
Send the Funds your unconditional written request with:
   -   the dollar amount to be redeemed
   -   the Fund's name
   -   the name(s) on the account registration
   -   the account number

If you are redeeming from an IRA, please tell us the proper tax withholding on your redemption request. If you don't make your selection on the IRA Application, we will automatically withhold 10% of your redemption proceeds.
   - Sign the request exactly as the account is registered. YOU'LL NEED A MEDALLION SIGNATURE GUARANTEE IF:
          -   the amount to be redeemed is more than $50,000
          - the proceeds are to be sent to someone other than the shareholders of record or to somewhere other than the address of record
          -   the request is made within 30 days of an address change
          - you are sending in banking instructions along with your redemption request

See "Medallion Signature Guarantees," under "Other Purchase, Redemption and Exchange Policies" on page __.

   - Include any documentation required for corporate, partnership or fiduciary accounts. Call 1-800-228-2121 for details.

   -   Mail to:
       Van Wagoner Funds, Inc.
       P.O. Box 9682
       Providence, RI 02940-9682
   -   For overnight or express mail, use this address:
       Van Wagoner Funds, Inc.
       101 Sabin Street
       Pawtucket, RI 02860

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BY TELEPHONE
   - If you did not waive this privilege on your New Account Application, you may call the Funds at 1-800-228-2121 to redeem share amounts of $500 to $50,000. You must request redemptions exceeding $50,000 in writing with all signatures guaranteed.
   -   The Funds do not allow telephone redemptions on IRA accounts.

   - The Funds will mail proceeds to your address of record, or send by wire or electronic funds transfer to the bank account listed in your records. The Funds will deduct a $10 wire redemption fee from your proceeds.
   - The Funds reserve the right to refuse a telephone redemption request if they consider it advisable to do so and do not accept redemption requests via fax or e-mail.

OTHER REDEMPTION POLICIES
PAYMENT. When you redeem shares, you'll receive payment as follows:
   - Mailed payments will be sent within 7 days of receiving redemption instructions in good order.
   - Wire payments for redemptions requested by phone will usually be made on the next business day.
   - Electronic funds transfers will ordinarily arrive at your bank 2 to 3 banking days after transmission.

The Funds may suspend redemptions if the NYSE closes or for other emergencies.

If the dollar amount you request to be redeemed is greater than your current account value (as determined by the NAV on the redemption date), the Funds will redeem your entire account balance.

When you redeem a partial balance from the Money Market Fund (see "Exchanging Shares" on page __ for details on that Fund), your proceeds will exclude accrued and unpaid income through the redemption date. If you redeem your entire balance from the Money Market Fund, it will pay separately the accrued income at the end of the month.

REDEEMING SHARES THROUGH THIRD PARTIES. A broker-dealer, financial institution or other service provider may charge a fee to redeem your Fund shares. If the service provider is the shareholder of record, the Funds may accept redemption requests only from that provider.

The Funds may authorize service providers and their designees to accept redemption requests on the Funds' behalf. The Funds consider these requests received when the provider accepts them, and price them at the next net asset value calculated.

TELEPHONE REDEMPTIONS. The Funds won't accept telephone redemption requests for payment by check for 30 days following an address change. For 30 days following an

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address change you must make redemption requests in writing, with all signatures medallion guaranteed.

During times of unusual market activity, you may find it difficult to redeem shares by telephone or wire. If you are unable to contact the Funds by telephone, you can mail or send, by overnight delivery, your redemption request.

SMALL ACCOUNTS. The Funds may close your account and send you the proceeds if the value of your account falls below $500.

EXCHANGING SHARES
You can exchange shares of one Van Wagoner Fund for those of any other Van Wagoner Fund available for investment. Note that an exchange is an ordinary sale and purchase for federal income tax purposes; you may realize a capital gain or loss.

HOW IT WORKS
You can request an exchange online at vanwagoner.com in writing or by phone (if you haven't declined this privilege). Shares from your existing account are redeemed at the next net asset value calculated after the Funds receive your instructions in good order. The proceeds are used to buy shares in another Van Wagoner Fund (also priced at the next net asset value calculated after the Funds receive your instructions in good order).

If you're opening a new account with an exchange, the transaction must meet account minimums. If you're adding to an account, the exchange must be $500 or more. New accounts will have the same registration and privileges as your existing account unless you specify otherwise.

MONEY MARKET FUND
You can also exchange your Van Wagoner Funds shares for those of the Northern U.S. Government Money Market Fund (the "Money Market Fund"). The minimum to open such an account is $1,000; for additions, it's $50. Call 1-800-228-2121 for the Money Market Fund Prospectus and read it carefully before investing.

When you exchange from a Fund into the Money Market Fund or make an additional purchase, dividends begin to accrue on the Money Market shares so purchased the day after the exchange or the additional purchase. When you exchange a partial or entire balance out of the Money Market Fund, your proceeds exclude accrued and dividends through the Exchanging Shares exchange date. When you're exchanging your entire Money Market Fund balance, the Money Market Fund will not exchange accrued and unpaid dividends at the time of exchange. The Money Market Fund will distribute a check to the Shareholder of Record at the end of the month.

TELEPHONE EXCHANGES
Follow the instructions under "Selling Shares - By Telephone."

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OTHER REDEMPTION AND EXCHANGE POLICIES

GOOD ORDER
The Funds must receive your request to sell or exchange shares in good order. The request must include:

   -   The Fund's name and your account number
   -   The dollar amount of shares you want to sell
   -   Signatures of all owners, exactly as registered on the account
   -   Signature guarantees for the following:
          -   if the amount to be redeemed is more than $50,000
          - if the proceeds are to be sent to someone other than the shareholders of record or to somewhere other than the address of record
          -   if the request is made within 30 days of an address change
   - Any documentation required for redemptions by corporations, estates, trusts and other organizations
TELEPHONE TRANSACTIONS
Unless you waive telephone privileges on your New Account Application, you automatically have the privilege to make telephone inquiries, exchanges and redemptions. Once your account is established, you must make requests to change these privileges in writing, signed by each registered holder of the account, with all signatures medallion guaranteed. A NOTARY PUBLIC IS NOT AN ACCEPTABLE GUARANTOR.

The Funds will take reasonable measures to prevent unauthorized telephone transactions and will not be liable for such transactions. THE FUNDS RESERVE THE RIGHT TO REFUSE A TELEPHONE TRANSACTION.

MEDALLION SIGNATURE GUARANTEES
A Medallion Signature Guarantee may be obtained from a domestic bank or trust company, broker, dealer, clearing agency, savings association or other financial institution, which is participating in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are Securities Transfer Agents Medallion Program ("STAMP"), Stock Exchanges Medallion Program ("SEMP") and New York Stock Exchange, Inc., Medallion Signature Program ("MSP"). Signature guarantees from financial institutions, which are not participating in one of these programs will not be accepted.

ADDING BANKING INFORMATION TO YOUR EXISTING ACCOUNT
You may add banking information to your existing Van Wagoner account by:
   - Visiting vanwagoner.com and completing the Shareholder Services Form. Please return the completed form to the Van Wagoner Funds or call Shareholder Services at 1-800-228-2121 for assistance.
   - Providing Van Wagoner with a blank, voided check with bank account and routing number information.

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   -   Providing Van Wagoner with a Medallion Signature Guaranteed letter of instruction containing the following information: name of bank, address of bank, bank routing #, name(s) on the bank account and your account number.
   - Please note that adding banking information to an established account requires a Medallion Signature Guarantee, described on page __.

DIVIDENDS, DISTRIBUTIONS AND TAXES
The Funds intend to pay dividends, from net investment income if any, and net realized capital gains, if any, at least annually. During the liquidation process, the Funds will not be providing reinvestment of any dividends and distributions.

Whether you receive dividends and distributions in cash or reinvest them, they're generally subject to federal income tax as ordinary income or capital gains, respectively. Each year the Funds will give you an annual statement about the dividends and other distributions you've received or reinvested. Because everyone's tax situation is unique, and state and local law may also affect you, the Funds strongly suggest you consult your tax adviser.

If you don't give the Funds your Taxpayer Identification Number, Federal law requires withholding of 28% of any distribution and redemption proceeds.

12B-1 FEES
The Funds' plan under Rule 12b-1 allows each Fund to pay up to 0.25% of its average daily net assets to pay for services provided by third parties to Fund investors. Because these fees are paid out of a Fund's assets year after year, over time they will increase the cost of your investment and may exceed other types of sales charges.

VAN WAGONER FUNDS SHAREHOLDER SERVICES

Once your account is established, you can access your account online at vanwagoner.com. You must first call 1-800-228-2121 to obtain a temporary PIN. This temporary PIN will allow you to log on to the account access area where you'll be prompted to create a new PIN. This secure, 24/7 access to your Van Wagoner Funds account allows you to:
   -   view all accounts and current balances
   -   get detailed transaction history of your account(s)
   -   look at your distribution history
   -   exchange or sell shares
   -   check current and historical fund prices (i.e., Net Asset Value)
   -   see current fund performance
   -   sign up for electronic delivery of important fund reports

AUTOMATED TELEPHONE INFORMATION
Use a touch-tone phone to access information about the Funds and your account anytime. During regular business hours (8:00 a.m. - 8:00 p.m. Eastern Standard time, Monday

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through Friday), you may choose to speak with a Shareholder Services
Representative by calling 1-800-228-2121.

With automated shareholder services, you can:
   -   order duplicate forms and statements
   -   order fund literature
   -   listen to recent market and portfolio commentaries by Garrett Van Wagoner

STATEMENTS AND REPORTS
As a shareholder you'll receive:
   - CONFIRMATION STATEMENTS. You'll receive a confirmation statement after each transaction that affects your account balance or registration. Automatic Investment Plan participants receive QUARTERLY confirmations of all automatic transactions.

   - ACCOUNT STATEMENTS. All shareholders receive quarterly account statements. You can order additional copies of statements for the current and preceding years at no charge. Call 1-800-228-2121.

If you need to contact the Funds about your account, you can write to us at:
VAN WAGONER FUNDS, INC.
P.O. BOX 9682
PROVIDENCE, RI 02940-9682

For overnight or express mail:
VAN WAGONER FUNDS, INC.
101 SABIN STREET
PAWTUCKET, RI 02860

   - FINANCIAL REPORTS. Shareholders receive financial reports twice a year. Annual reports include audited financial statements. To reduce expenses and duplicative mail, we'll send only one copy of each report (i.e., prospectus, proxy statement, annual and semi-annual report) to each household address (i.e., householding). If you do not wish to participate in householding, or wish to discontinue householding at any time, please call Shareholder Services at 1-800-228-2121. We will resume separate mailings for your account within 30 days of your request.

AUTOMATIC PLANS
The Funds offer a Systematic Withdrawal Plan, described under "Selling Shares" and an Automatic Exchange Plan, described under "Exchanging Shares."

                                     PART B

                             VAN WAGONER FUNDS, INC.

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                                Post-Venture Fund
                               Mid-Cap Growth Fund
                                 Technology Fund

THE BOARD OF DIRECTORS OF VAN WAGONER FUNDS, INC. HAS DECIDED TO LIQUIDATE EACH OF THE VAN WAGONER POST-VENTURE FUND, THE VAN WAGONER MID-CAP GROWTH FUND AND THE VAN WAGONER TECHNOLOGY FUND (THE "LIQUIDATING FUNDS" OR "FUNDS"). THE LIQUIDATING FUNDS WILL NO LONGER ACCEPT PURCHASE ORDERS EFFECTIVE MARCH 1, 2003. SHAREHOLDERS MAY CONTINUE TO REDEEM AND/OR EXCHANGE THEIR SHARES OF THE LIQUIDATING FUNDS DURING THE LIQUIDATION PROCESS.

     The following financial statements are incorporated by reference to the Annual Report, dated December 31, 2003, of Van Wagoner Funds, Inc. (File No. 811-9116) as filed with the Securities and Exchange Commission on March 5, 2004.

          1.   Schedules of Investments as of December 31, 2003
          2.   Statements of Assets and Liabilities as of December 31, 2003
          3.   Statements of Operations for the Year Ended December 31, 2003
          4.   Statements of Cash Flows for the year ended December 31, 2003
          5. Statements of Changes in Net Assets for the Years Ended December 31, 2002 and 2003
          6.   Financial Highlights
          7.   Notes to Financial Statements
          8.   Report of Independent Accountants

Shareholders may obtain a copy of the Annual Report, without charge, by calling 1-800-228-2121.

                      GENERAL INFORMATION AND FUND HISTORY

     Van Wagoner Funds, Inc. (collectively referred to as the "Funds" or individually referred to as a "Fund") constitute a single corporation (the "Company") that was organized as a Maryland corporation on October 18, 1995. The Mid-Cap Growth Fund commenced operations after the close of business on December 31, 1995. The Post-Venture Fund commenced operations after the close of business on December 31, 1996 and the Technology Fund commenced operations after the close of business on December 31, 1997.

                              INVESTMENT STRATEGIES

     Van Wagoner Funds, Inc. is an open-end, management investment company presently offering six diversified investment portfolios or Funds designed to offer

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investors an equity-oriented investment opportunity. Information is provided herein only about the Post-Venture Fund, Mid-Cap Growth and Technology Funds.

     The Funds are managed by its Board of Directors and Officers.

     MONEY MARKET INSTRUMENTS. Each Fund may invest in a variety of money market instruments for temporary defensive purposes, pending investment, to meet anticipated redemption requests and/or to retain the flexibility to respond promptly to changes in market and economic conditions.

     Each of the Funds may invest in commercial paper and other cash equivalents rated A-1 or A-2 by S&P or Prime-1 or Prime-2 by Moody's, commercial paper master notes (which are demand instruments bearing interest at rates which are fixed to known lending rates and automatically adjusted when such lending rates change) of issuers whose commercial paper is rated A-1 or A-2 by S&P or Prime-1 or Prime-2 by Moody's, and unrated debt securities which are deemed by the Adviser to be of comparable quality. Each of the Funds may also invest in United States Treasury bills and notes, certificates of deposit of domestic branches of U.S. banks and corporate bonds with remaining maturities of 13 months or less. For debt obligations other than commercial paper, these securities are limited to those rated at least Aa by Moody's or AA by S&P, or unrated but deemed by the Adviser to be of comparable quality.

     Commercial paper represents short-term unsecured promissory notes issued in bearer form by banks or bank holding companies, corporations and finance companies. Certificates of deposit are generally negotiable certificates issued against funds deposited in a commercial bank for a definite period of time and earning a specified return. Bankers' acceptances are negotiable drafts or bills of exchange, normally drawn by an importer or exporter to pay for specific merchandise, which are "accepted" by a bank, meaning, in effect, that the bank unconditionally agrees to pay the face value of the instrument on maturity. Fixed time deposits are bank obligations payable at a stated maturity date and bearing interest at a fixed rate. Fixed time deposits may be withdrawn on demand by the investor, but may be subject to early withdrawal penalties that vary depending upon market conditions and the remaining maturity of the obligation. There are no contractual restrictions on the right to transfer a beneficial interest in a fixed time deposit to a third party, although there is no market for such deposits. Bank notes and bankers' acceptances rank junior to deposit liabilities of the bank and pari passu with other senior, unsecured obligations of the bank. Bank notes are classified as "other borrowings" on a bank's balance sheet, while deposit notes and certificates of deposit are classified as deposits. Bank notes are not insured by the Federal Deposit Insurance Corporation or any other insurer. Deposit notes are insured by the Federal Deposit Insurance Corporation only to the extent of $100,000 per depositor per bank.

     Each Fund's investment in money market instruments for the foregoing reasons may also include securities issued by other investment companies that invest in high quality, short-term debt securities (i.e., money market instruments). In addition to the advisory fees and other expenses a Fund bears directly in connection with its own operations, as a shareholder of another investment company, a Fund would bear its pro rata portion of the other investment company's advisory fees and other expenses, and such fees and other expenses will be borne indirectly by the Fund's shareholders.

     REPURCHASE AGREEMENTS. Each Fund may agree to purchase portfolio securities from financial institutions subject to the seller's agreement to repurchase them at a mutually agreed upon date and price ("repurchase agreements"). Although the securities subject to a repurchase agreement may bear maturities exceeding one year, settlement for the repurchase agreement will never be more than one year after a Fund's acquisition of the securities and normally will be within a shorter period of time. Securities subject to repurchase agreements are held either by the Funds' custodian or subcustodian (if any), or in the Federal Reserve/Treasury Book-Entry System. The seller under a repurchase agreement will be required to maintain the value of the securities subject to the agreement in an amount exceeding the repurchase price (including accrued interest). Repurchase agreements may be considered loans to the seller, collateralized by the underlying securities. The risk to a Fund is limited to the ability of the seller to pay the agreed upon sum on the repurchase date; in the event of default, the repurchase agreement provides that a Fund is entitled to sell the underlying collateral. If the value of the collateral declines after the agreement is entered into, however, and if the seller defaults under a repurchase agreement when the value of the underlying collateral is less than the repurchase price, a Fund could incur a loss of both principal and interest. The Adviser monitors the value of the collateral at the time the agreement is entered into and at all times during the term of the repurchase agreement in an effort to determine that the value of the collateral always equals or exceeds the agreed upon repurchase price to be paid to a Fund. If the seller were to be subject to a federal bankruptcy proceeding, the ability of a Fund to liquidate the collateral could be delayed or impaired because of certain provisions of the bankruptcy laws. Repurchase agreements will be acquired in accordance with procedures established by the Company's Board of Directors, which are designed to evaluate the creditworthiness of the other parties to the repurchase agreements.

     UNITED STATES GOVERNMENT OBLIGATIONS. Each Fund may invest in Treasury securities which differ only in their interest rates, maturities and times of issuance. Treasury Bills have initial maturities of one year or less; Treasury Notes have initial maturities of one to ten years; and Treasury Bonds generally have initial maturities of greater than ten years.

     ILLIQUID SECURITIES. Each Fund may invest up to 15% of its net assets in illiquid securities (i.e., securities that cannot be disposed of within seven days in the normal course of business at approximately the amount at which the Fund has valued the securities). The Board of Directors or its delegate has the ultimate authority to determine which securities are liquid or illiquid for purposes of this limitation.

     Restricted securities may be sold in privately negotiated or other exempt transactions, qualified non-U.S. transactions, such as under Regulation S, or in a public offering with respect to which a registration statement is in effect under the Securities Act. Where registration is required, a Fund may be obligated to pay all or part of the registration expenses and a considerable time may elapse between the decision to sell and the sale date. If, during such period, adverse market conditions were to develop, a Fund might obtain a less favorable price than prevailed when it decided to sell. Restricted securities will be priced at fair value as determined in good faith by the Adviser, under the supervision of the Board of Directors.

     If through the appreciation of illiquid securities or the depreciation of liquid securities, a Fund should be in a position where more than 15% of the value of its net assets are invested in illiquid assets, including restricted securities which are not readily marketable, the Fund will take such steps as it deems advisable, if any, to reduce the percentage of such securities to 15% or less of the value of its net assets.

     Management of the Funds intends to reduce the Funds' holdings of private equity securities. Because of the illiquid nature of the Funds' private equity securities, management may not be able to sell private equities at the prices at which they have valued them for purposes of calculating the Funds' net asset values.

     INVESTMENT COMPANIES. Each Fund currently intends to limit its investments in securities issued by other investment companies so that, as determined immediately after a purchase of such securities is made, either: (a) not more than 5% of the value of the Fund's total assets will be invested in the securities of any one investment company; (b) not more than 10% of the value of its total assets will be invested in the aggregate in securities of investment companies as a group; and (c) not more than 3% of the outstanding voting stock of any one investment company will be owned by the Funds.

     CALCULATION OF PORTFOLIO TURNOVER RATE. The portfolio turnover rate for the Funds is calculated by dividing the lesser of purchases or sales of portfolio investments for the reporting period by the monthly average value of the portfolio investments owned during the reporting period. The calculation excludes all securities, including options, whose maturities or expiration dates at the time of acquisition are one year or less. Portfolio turnover may vary greatly from year to year as well as within a particular year, and may be affected by cash requirements for redemption of shares. The Funds are not restricted by policy with regard to portfolio turnover and will make changes in their investment portfolios from time to time as business and economic conditions as well as market prices may dictate.

                             INVESTMENT RESTRICTIONS

     Consistent with each Fund's investment objective, each Fund has adopted certain investment restrictions. Unless otherwise noted, whenever an investment restriction states a maximum percentage of a Fund's assets that may be invested in any security or other asset, such percentage restriction will be determined immediately after and as a result of a Fund's acquisition of such security or other asset. Accordingly, any subsequent change in values, net assets, or other circumstances will not be considered when determining whether the investment complies with a Fund's investment limitations except with respect to a Fund's restrictions on borrowings as set forth in restriction 7 below.

     A Fund's fundamental restrictions cannot be changed without the approval of the holders of the lesser of: (i) 67% of the Fund's shares present or represented at a shareholders meeting at which the holders of more than 50% of such shares are present or represented; or (ii) more than 50% of the outstanding shares of the Fund.

     The following are the Funds' fundamental investment restrictions.

     Each Fund may not:

     1. Issue senior securities, except as permitted under the Investment Company Act of 1940, as amended (the "Investment Company Act"); provided, however, a Fund may engage in transactions involving options, futures and options on futures contracts.

     2. Lend money or securities (except by purchasing debt securities or entering into repurchase agreements or lending portfolio securities).

     3. With respect to seventy-five percent (75%) of its total assets, purchase (a) the securities of any issuer (except securities of the U.S. government or any agency or instrumentality thereof), if such purchase would cause more than five percent (5%) of the value of the Fund's total assets to be invested in securities of any one issuer or (b) more than ten percent (10%) of the outstanding voting securities of any one issuer.

     4. Purchase the securities of any issuer if, as a result, 25% or more of the value of its total assets, determined at the time an investment is made, exclusive of U.S. government securities, are in securities issued by companies primarily engaged in the same industry.

     5. Act as an underwriter or distributor of securities other than shares of the Funds except to the extent that a Fund's participation as part of a group in bidding or by bidding alone, for the purchase of permissible investments directly from an issuer or selling shareholders for the Fund's own portfolio may be deemed to be an underwriting, and except to the extent that a Fund may be deemed an underwriter under the Securities Act, by virtue of disposing of portfolio securities.
     6. Purchase or sell real estate (but this shall not prevent the Fund from investing in securities that are backed by real estate or issued by companies that invest or deal in real estate or in participation interests in pools of real estate mortgage loans exclusive of investments in real estate limited partnerships).

     7. Borrow money, except that a Fund may borrow money from a bank for temporary or emergency purposes (not for leveraging) in an amount not exceeding 33 1/3% of the value of its total assets (including the amount borrowed) less liabilities (other than borrowings). Any borrowings that exceed 33 1/3% of the Fund's total assets by reason of a decline in net asset value will be reduced within three days to the extent necessary to comply with the 33 1/3% limitation. Transactions involving options, futures and options on futures, will not be deemed to be borrowings if properly covered by a segregated account where appropriate.

     8. Purchase or sell physical commodities or commodities contracts unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the Fund from engaging in transactions involving foreign currencies, futures contracts, options on futures contracts or options, or from investing in securities or other instruments backed by physical commodities).

     The following investment restrictions are not fundamental, and may be changed without shareholder approval.

     Each Fund may not

     1. Purchase securities of other investment companies except to the extent permitted by the Investment Company Act and the rules and regulations thereunder.

     2. Make investments for the purpose of exercising control or management of any company except that a Fund may vote portfolio securities in the Fund's discretion.

     3. Acquire illiquid securities if, as a result of such investments, more than fifteen percent (15%) of the Fund's net assets (taken at market value at the time of each investment) would be invested in illiquid securities. "Illiquid securities" means securities that cannot be disposed of within seven days in the normal course of business at approximately the amount at which the Fund has valued the securities.

     4. Purchase securities on margin (except to obtain such short-term credits as are necessary for the clearance of purchases and sales of securities) or participate in a joint trading account; provided, however, the Fund may (i) purchase or sell futures contracts, (ii) make initial and variation margin payments in connection with purchases or sales of futures contracts or options on futures contracts, (iii) write or invest in put or call options on securities and indexes, and (iv) engage in foreign currency transactions. (The "bunching" of orders for the sale or purchase of marketable portfolio securities with other accounts under the management of the Adviser to save brokerage costs or average prices among them is not deemed to result in a securities trading account.)

     5. Purchase any interest in any oil, gas or any other mineral exploration or development program, including any oil, gas or mineral leases.

          In determining industry classification with respect to the Funds, the Adviser intends to use the industry or industry sub-group classification published by Bloomberg L.P.

          A guarantee of a security is not deemed to be a security issued by the guarantor when the value of all securities issued and guaranteed by the guarantor, and owned by a Fund, does not exceed 10% of the value of the Fund's total assets.

                         ADDITIONAL COMPANY INFORMATION

DIRECTORS AND OFFICERS. As a Maryland corporation, the business and affairs of the Company are managed by its officers under the direction of its Board of Directors. The Board consists of a majority of Directors who are not "interested persons" of the Company or the Funds as that term is defined in the Investment Company Act (the "Independent Directors"). Information regarding the Board of Directors and the officers of the Funds, including their principal business occupations during at least the last five years, is set forth below.

INDEPENDENT DIRECTORS

                                                                                        NUMBER OF
                                                                                        PORTFOLIOS IN
                                           TERM OF               PRINCIPAL              FUND              OTHER
                          POSITIONS        OFFICE/LENGTH         OCCUPATION(S)          COMPLEX           DIRECTORSHIPS
NAME, ADDRESS AND         HELD WITH        OF TIME               DURING PAST 5          OVERSEEN BY       HELD BY
AGE                       FUND             SERVED                YEARS                  DIRECTOR          DIRECTOR
------------------------------------------------------------------------------------------------------------------------
Larry P. Arnold           Director         Indefinite, until     Private Investor,            6           None
435 Pacific Avenue                         successor             Retired Founder  and
Suite 400                                  elected/since 1995    Managing General
San Francisco, CA                                                Partner of Wessels,
94133-4606                                                       Arnold & Henderson
Age: 60                                                          (a securities
                                                                 broker/dealer)

Kurt B. Grutzmacher       Director         Indefinite, until     Portfolio Manager            6           None
435 Pacific Avenue                         successor             for Westcliff
Suite 400                                  elected/since 2002    Capital Management,
San Francisco, CA                                                LLC since 1998.
94133-4606
Age: 45

INTERESTED DIRECTOR

                                                                                        NUMBER OF
                                           TERM OF               PRINCIPAL              PORTFOLIOS IN     OTHER
                          POSITIONS        OFFICE AND            OCCUPATION(S)          COMPLEX           DIRECTORSHIPS
NAME, ADDRESS AND         HELD WITH        LENGTH OF             DURING PAST 5          OVERSEEN BY       HELD BY
AGE                       FUND             TIME SERVED           YEARS                  DIRECTOR          DIRECTOR
------------------------------------------------------------------------------------------------------------------------
Garrett R. Van Wagoner    President,       Indefinite,           President,                   6           None
435 Pacific Avenue        Treasurer,       until successor       Treasurer,
Suite 400                 Secretary        elected/since         Secretary and
San Francisco, CA         and              1995                  Director of
94133-4606                Director*                              Company; sole
Age: 49                                                          shareholder of
                                                                 Adviser since 1995

*Mr. Van Wagoner is the only director who is an "interested" person of the Funds (as defined in the Investment Company Act) (the "Interested Director").

OFFICER

                                                                                        NUMBER OF
                                                                                        PORTFOLIOS IN
                                           TERM OF               PRINCIPAL              FUND              OTHER
                          POSITIONS        OFFICE AND            OCCUPATION(S)          COMPLEX           DIRECTORSHIPS
NAME, ADDRESS AND         HELD WITH        LENGTH OF             DURING PAST 5          OVERSEEN BY       HELD BY
AGE                       FUND             TIME SERVED           YEARS                  DIRECTOR          DIRECTOR
------------------------------------------------------------------------------------------------------------------------
Peter R. Kris             Vice President   Indefinite,           Vice President of      Not Applicable    Not Applicable
435 Pacific Avenue                         until successor       Van Wagoner
Suite 400                                  elected/Served        Capital
San Francisco, CA                          as Vice               Management, Inc.
94133-4606                                 President since       since February
Age: 38                                    February 1996         1996

BOARD COMMITTEES. The Company's Board of Directors has created an Audit Committee whose members are Messrs. Arnold and Grutzmacher. The primary functions of the Audit Committee are to recommend to the Board of Directors the independent auditors to be retained to perform the annual audit, to review the results of the audit, to review the Funds' internal controls, to approve all auditing and other services provided to the Funds by their independent auditors and to review certain other matters relating to the Funds' auditors and financial records. The Audit Committee convened three times in 2003. The Company's Board of Directors has no other committees.

DIRECT OWNERSHIP OF EQUITY SECURITIES. The table below shows the dollar range of shares of all Funds in the Fund Complex beneficially owned by each Director as of December 31, 2003.

                            DOLLAR RANGE OF      DOLLAR RANGE OF     DOLLAR RANGE OF      DOLLAR RANGE OF
                           EQUITY SECURITIES    EQUITY SECURITIES   EQUITY SECURITIES    EQUITY SECURITIES
                          IN THE POST-VENTURE    IN THE MID-CAP     IN THE TECHNOLOGY   IN ALL FUNDS OF THE
   NAME OF DIRECTOR              FUND              GROWTH FUND            FUND             FUND COMPLEX
-----------------------------------------------------------------------------------------------------------
Larry P. Arnold              $           0        $           0       $           0        $           0

Kurt B. Grutzmacher          $           0        $           0       $           0        $           0

Garrett R. Van Wagoner       Over $100,000        Over $100,000       Over $100,000        Over $100,000

COMPENSATION. Any Director of the Company who is an officer of the Adviser and an officer of the Funds receives no remuneration from the Funds. In fiscal year 2004, the Independent Directors will be paid a fee of $5,000 for each regular quarterly meeting attended and $1,000 for each special meeting attended. This fee will be paid by the Fund Complex. In addition, each Director is reimbursed for the expenses of attending meetings. The table below sets forth the compensation of the Directors for the fiscal year ended December 31, 2003. It is anticipated that the Directors compensation will be substantially similar for the fiscal year ending December 31, 2004.

                               COMPENSATION TABLE

                                                                         TOTAL COMPENSATION
                              AGGREGATE        PENSION OR RETIREMENT     FROM FUND AND FUND
NAME OF PERSON,           COMPENSATION FROM   BENEFITS ACCRUED AS PART    COMPLEX PAID TO
POSITION                       FUNDS**           OF FUND EXPENSES*           DIRECTORS
-------------------------------------------------------------------------------------------
Garrett R. Van Wagoner         $     0                 $  0                   $      0

Larry P. Arnold                $ 7,755                 $  0                   $ 29,000

Kurt B. Grutzmacher            $ 7,510                 $  0                   $ 28,000

* The Company does not maintain pension or retirement plans.
** Compensation reflects the amount paid for service to the Liquidating Funds.

     The Company and the Adviser have each adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act. This code of ethics generally prohibits personnel subject thereto from investing in securities that may be purchased or held by the Funds. The code of ethics permits personnel subject thereto to invest in entities that are permitted to co-invest with the Funds pursuant to an SEC exemptive order.

PROXY VOTING POLICIES AND PROCEDURES. The Board of Directors has delegated to the Adviser the responsibility to vote proxies solicited by the issuers of securities held in each Fund's portfolio. In general the Adviser votes proxies exclusively for the benefit of the Funds' shareholders and in a manner in which the Adviser believes will enhance long-term shareholder value. Accordingly, on routine matters such as uncontested elections of directors and selection of auditors, the Adviser generally votes as management of the issuer recommends. On non-routine matters the Adviser analyzes the proposal on a case by case basis. Generally the Adviser will vote as management of the issuer recommends only if the proposal would not impair the economic interests of shareholders and does not eliminate, dilute or otherwise impair the rights of shareholders.

There may be instances where the interests of the Adviser may conflict or appear to conflict with the interests of a Fund. In such instances the Adviser will disclose the conflict to the Board of Directors and seek its advice as to the voting of such securities.

Beginning August 1, 2004 information regarding how the Adviser voted proxies relating to the Funds' securities during the most recent 12-month period ended June 30 is available (i) without charge, upon request, by calling
1-800-228-2121, or on the SEC's website at www.sec.gov .

     CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES. As of March 31, 2004, the Funds were aware that the following persons or entities owned a controlling interest (ownership of greater than 25%) or owned of record 5% or more of the outstanding shares of each of the Funds.

                          VAN WAGONER POST-VENTURE FUND

Charles Schwab & Co., Inc.*, 101 Montgomery Street, San Francisco, CA 94104, 30.66%; National Financial Services Corp.*, Attn: Mutual Funds, 5th Floor, 1 World Financial Center, New York, NY 10281, 28.98%; National Investor Services*, 55 Water Street, 32nd Floor, New York, NY 10041-3299, 5.39%.

                         VAN WAGONER MID-CAP GROWTH FUND

National Financial Services Corp.*, Attn: Mutual Funds, 5th Floor, 1 World Financial Center, New York, NY 10281, 32.61%; Charles Schwab & Co., Inc.*, 101 Montgomery Street, San Francisco, CA 94104, 22.25%.

                           VAN WAGONER TECHNOLOGY FUND

Charles Schwab & Co., Inc.*, 101 Montgomery Street, San Francisco, CA 94104, 31.33%; National Financial Services Corp.*, Attn: Mutual Funds, 5th Floor, 1 World Financial Center, New York, NY 10281, 23.35%; National Investor Services Corp.*, 55 Water Street, New York, NY 10041, 22.25%.

As of April 1, 2004, the directors and officers as a group owned less than 1% of the outstanding shares of the Funds.

*Shareholders of record, not beneficial owners.

                     INVESTMENT ADVISORY AND OTHER SERVICES

     INVESTMENT ADVISER. Prior to May 1, 2003 the investment adviser to the Funds was Van Wagoner Capital Management, Inc. (the "Adviser"). Mr. Van Wagoner is the founder and President of the Adviser and owns all of the outstanding common stock of the Adviser. As such, he controls the Adviser. The Adviser terminated its investment advisory agreements with the Funds effective April 30, 2003. For the period January 1, 2003 to April 30, 2003, the Adviser was compensated at the following percentages of average daily net assets for the following Funds; 1.50% for the Post Venture Fund, 1.00% for the Mid-Cap Growth Fund and 1.25% for the Technology Fund. Prior to May 1, 2003, the Adviser had contractually agreed to reduce fees for expenses (excluding interest, dividends on short sales, taxes brokerage and extraordinary expenses) that exceeded 2.00% of each Fund's average daily net assets.

     Each Fund pays all of its own expenses, including without limitation, the cost of preparing and printing its registration statement required under the Securities Act and the Investment Company Act and any amendments thereto, the expense of registering its shares with the SEC and qualifying for sale in the various states, the printing and distribution costs of prospectuses mailed to existing investors, reports to investors, reports to government authorities and proxy statements, fees paid to directors who are not interested persons of the Adviser, interest charges, taxes, legal expenses, association membership dues, auditing services, insurance premiums, brokerage commissions and expenses in connection with portfolio transactions, fees and expenses of the custodian of the Funds' assets, printing and mailing expenses and charges and expenses of dividend disbursing agents, accounting services agents, registrars and stock transfer agents.

     For the fiscal years ended December 31, 2001, 2002 and 2003 the Adviser accrued the following management fees and reimbursed for excess expenses by waiving a portion of its management fees in the following amounts:

                                         2001           2002          2003*
                                     ------------   ------------   -----------
Post-Venture Fund
  Gross Management Fees              $  3,280,126   $  1,114,098   $   155,197
  Waived Management Fees             $  1,266,277   $    930,252   $   155,197
  Reimbursed Fees                               -              -   $    25,244

Mid-Cap Growth Fund
  Gross Management Fees              $    906,193   $    309,820   $    58,964
  Waived Management Fees             $    254,814   $    309,820   $    58,964

  Reimbursed Fees                               -   $      3,495   $     2,600

Technology Fund
  Gross Management Fees              $  2,333,406   $    826,313   $   132,561
  Waived Management Fees             $    737,395   $    696,397   $   132,561
  Reimbursed Fees                               -              -   $    12,487

* The Adviser terminated its investment advisory agreements with the Funds effective April 30, 2003.

LEGAL PROCEEDINGS. In 2001, the Company, the Adviser and others (including past and two present directors) were named as defendants in several purported class action lawsuits alleging, among other things, violations of federal securities law by failing to value, in good faith, private equity holdings at fair value. The lawsuits were subsequently consolidated into a single action, and a consolidated amended complaint was filed in July 2003. In September 2003, the defendants, including the Company, filed a motion to dismiss the consolidated amended complaint, and lead plaintiffs subsequently filed an opposition to the motion. The Court has not yet ruled on Defendants' motion to dismiss. The Company believes this litigation is without merit and intends to defend the actions vigorously. The Company believes that the outcome of the legal actions will not have a material adverse effect on the result of operations or the net asset values of the Funds.

The staff of the San Francisco, California office of the Securities and Exchange Commission ("Staff") is conducting a private investigation of the Company and the Adviser to determine whether either or both have violated the federal securities laws. Among the matters being investigated is whether either or both violated the federal securities laws by failing to value private holding at their fair value. In September 2002, the Staff notified the Adviser that the Staff had tentatively determined to recommend to the Securities and Exchange Commission ("Commission") that certain civil and/or administrative proceedings be initiated against the Adviser. An employee of the Adviser, a former director of the Company, and two current directors have also received such notifications from the Staff of its recommendation to the Commission. The Adviser has notified the Company that the Staff has not yet submitted such a recommendation to the Commission and the Adviser has communicated to the Staff that it disagrees with its proposed recommendation. The Adviser informed the Company that it believes that the outcome of the investigation will not have a material adverse effect on the ability of the Adviser to perform its investment advisory agreements with the Funds. The Company believes that the outcome of the investigation will not have a material adverse effect on the results of operations or the net asset values of the Funds. Since the investigation is still in progress, there can be no assurance of its outcome.

The costs of defending the Company, the Adviser and certain individuals related to the purported class actions and regulatory matters are significant. Substantially all such costs to date have been borne by the Adviser or have been covered by available insurance. Should costs be incurred directly by the Funds, they will be expensed as incurred.

ADMINISTRATOR. PFPC Inc. ("PFPC") provides various administrative and fund accounting related services to the Funds which include, but are not limited to, the following: calculating daily net asset values for each Fund based on portfolio pricing information provided by commercial services and/or the Adviser; overseeing the Funds' Custodian; preparing and filing all federal and state tax returns and required tax filings (other than those to be made by the Funds' Custodian); overseeing the Funds' insurance relationships; preparing notice and renewal filings pursuant to state securities laws; compiling data for and preparing notices to the SEC; preparing financial statements for the annual and semi-annual reports to the SEC and current investors; monitoring the Funds' expenses; monitoring the Funds' status as a regulated investment company under Subchapter M of the Internal Revenue Code (the "Code"); monitoring compliance with the Funds' investment policies and restrictions and generally assisting in the Funds' administrative operations. PFPC, at its own expense, and without reimbursement from the Funds, furnishes office space and all necessary office facilities, equipment, supplies and clerical and executive personnel for performing the services required to be performed by it under the Administration and Accounting Agreement. The Administration and Accounting Agreement shall continue in full force and effect unless terminated by the Board of Directors of the Company or PFPC upon not less 180 days' prior written notice to the other party. Under the Administration and Accounting Agreement, PFPC is not liable for any loss suffered by the Funds or their shareholders in connection with the performance of the Administration and Accounting Agreement, except a loss resulting from willful misfeasance, bad faith or negligence on the part of PFPC in the performance of their duties. The Administration and Accounting Agreement also provides that PFPC may provide similar services to others including other investment companies. For the foregoing, PFPC receives a fee on the value of each Fund computed daily and payable monthly, at the annual rate on the average daily net assets, with such rates decreasing as assets reach certain levels, subject to an annual minimum fee, plus out-of-pocket expenses. PFPC was elected as the Funds' administrator on January 1, 2003. For the fiscal year December 31, 2003 PFPC was paid $60,597, $56,524 and $60,855 for the Post-Venture Fund, Mid-Cap Growth Fund and Technology Fund, respectively for administration and accounting services. From time to time, PFPC may waive all or a portion of its fees. PFPC waived expenses of $29,403, $33,476 and $29,145 for the Post-Venture Fund, Mid-Cap Growth Fund and Technology Fund, respectively, for the year ended December 31, 2003.

     Prior to January 1, 2003, UMB Fund Services, Inc. ("UMB") was the Funds' Administrator. For the fiscal years ended December 31, 2001 and 2002, UMB was paid the following fees for administrative services:

                                        2001           2002
                                     ----------     ----------
     Post-Venture Fund               $  205,268     $  115,455
     Mid-Cap Growth Fund             $  132,650     $   61,595
     Technology Fund                 $  190,170     $  106,883

     TRANSFER AGENT. PFPC, 400 Bellevue Parkway, Wilmington, Delaware 19809 acts as the Funds' Transfer Agent. As Transfer Agent, PFPC keeps records of the shareholder accounts and transactions. Each Fund pays PFPC a Transfer Agent fee based on the number of shareholder accounts, subject to an annual minimum fee, plus out-of-pocket expenses.

     CUSTODIAN. PFPC Trust Company (the "Custodian"), 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, PA 19809 serves as the Custodian for the Funds. Under the terms of the Custodial Agreement, the Custodian is responsible for the receipt and delivery of each Fund's securities and cash. The Custodian does not exercise any supervisory functions over the management of the Funds or the purchase and sale of securities.

     LEGAL COUNSEL. Foley & Lardner, with offices at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, serves as counsel to the Funds.

     INDEPENDENT AUDITORS. Ernst & Young LLP, 233 South Wacker Drive, Chicago, Illinois 60606 are the independent auditors for the Funds. Ernst & Young LLP is responsible for performing an audit of each Fund's year-end financial statements.

                             DISTRIBUTION OF SHARES

     The Funds have adopted a Service and Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act. The Plan authorizes payments by the Funds in connection with the distribution of their shares at an annual rate, as determined from time to time by the Board of Directors, of up to 0.25% of a Fund's average daily net assets. Payments may be made by each Fund under the Plan for the purpose of financing any activity primarily intended to result in the sales of shares of the Fund as determined by the Board of Directors. Such activities include advertising, compensation for sales and sales marketing activities of financial institutions and others, such as dealers or other distributors, shareholder account servicing, production and dissemination of prospectuses and sales and marketing materials, and capital or other expenses of associated equipment, rent, salaries, bonuses, interest and other overhead. To the extent any activity is one which a Fund may finance without a Plan, the Fund may also make payments to finance such activity outside of the Plan and not be subject to its limitations.

     The Plan was adopted in anticipation that the Funds will benefit from the Plan through increased sales of shares of each Fund, thereby reducing each Fund's expense ratio and providing an asset size that allows the Adviser greater flexibility in management. The Plan may be terminated at any time by a vote of the Directors of the Funds who are not interested persons of the Funds and who have no direct or indirect financial interest in the Plan or any agreement related thereto (the "Rule 12b-1 Directors") or by a vote of a majority of the outstanding shares of Common Stock. Messrs. Arnold and Grutzmacher are currently the Rule 12b-1 Directors. Any change in the Plan that would materially increase the distribution expenses of the Funds provided for in the Plan requires approval of the shareholders and the Board of Directors, including the Rule 12b-1 Directors.

     While the Plan is in effect, the selection and nomination of Independent Directors will be committed to the discretion of the current Independent Directors. The Board of Directors must review the amount and purposes of expenditures pursuant to the Plan quarterly as reported to it by the officers of the Company. Unless otherwise terminated, the Plan will continue in effect for as long as its continuance is specifically approved at least annually by the Board of Directors, including the Rule 12b-1 Directors.

     For the fiscal year ended December 31, 2003, the Post-Venture Fund, Mid-Cap Growth Fund and Technology Fund paid a total of $46,869, $22,839 and $46,169 in 12b-1 fees, respectively. Of this total, $28,722, $13,425 and $26,291 was spent on payments to brokers or dealers; $11,091, $5,470 and $12,792 was spent on printing and mailing prospectuses to other than current shareholders; and the balance of $7,056, $3,944 and $7,086 was spent on expenses associated with trade shows, web site development and other miscellaneous expenses by the Post-Venture Fund, Mid-Cap Growth Fund and Technology Fund, respectively. Except for payments to brokers or dealers, the distribution activities under the Plan were applicable to all of the Funds. Accordingly, the Funds allocated the cost of distribution activities (other than payments to brokers or dealers) in accordance with relative net assets. Subsequent to March 1, 2003 the only payments permitted under the Plan were to brokers or dealers who provide services to investors in the Funds.

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

     The Adviser is responsible for decisions to buy and sell securities for each Fund, for the placement of its portfolio business and the negotiation of the commissions to be paid on such transactions, subject to the supervision of the Company's Board of Directors. It is the policy of the Adviser to seek the best execution at the best security price available with respect to each transaction, in light of the overall quality of brokerage and research services provided to the Adviser.

     The Adviser will place orders pursuant to its investment determination for the Funds either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best effort to seek on behalf of a Fund the best overall terms available. In selecting brokers and assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. The most favorable price to a Fund means the best net price without regard to the mix between purchase or sale price and commission, if any. Over-the-counter securities may be purchased or sold directly with principal market makers who retain the difference in their cost in the security and its selling price (i.e., "markups" when the market maker sells a security and "markdowns" when the market maker purchases a security). In many instances, the Adviser may determine that better prices are available from non-principal market makers who are paid commissions directly.

     In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Funds and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. While the Adviser believes these services have substantial value, they are considered supplemental to its own efforts in the performance of its duties. Other clients of the Adviser may indirectly benefit from the availability of these services to the Adviser, and the Funds may indirectly benefit from services available to the Adviser as a result of transactions for other clients. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities the Adviser has to the Funds. In no instance, however, will portfolio securities be purchased from or sold to the Adviser, or any affiliated person of either the Company or the Adviser, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission through rules, regulations, decisions and no-action letters.

     The Adviser may retain advisory clients in addition to the Funds and place portfolio transactions for these accounts. Research services furnished by firms through which the Funds effect their securities transactions may be used by the Adviser in servicing all of its accounts; not all of such services may be used by the Adviser in connection with the Funds. In the opinion of the Adviser, it will not be possible to separately measure the benefits from research services to each of the accounts (including the Funds) to be managed by the Adviser. Because the volume and nature of the trading activities of the accounts will not be uniform, the amount of commissions in excess of those charged by another broker paid by each account for brokerage and research services will vary. However, such costs to the Funds will not, in the opinion of the Adviser, be disproportionate to the benefits to be received by the Funds on a continuing basis.

     The Adviser intends to seek to allocate portfolio transactions equitably among its accounts whenever concurrent decisions are made to purchase or sell securities by a Fund and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to a Fund. In making such allocations between a Fund and other advisory accounts, if any, the main factors to be considered by the Adviser will be the respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and the opinions of the persons responsible for recommending the investment.

     During the fiscal years ended December 31, 2001, 2002 and 2003, the Funds paid the following brokerage commissions:

                                       2001          2002          2003
                                    ----------   ------------   ----------
Post-Venture Fund                   $  685,967   $  1,399,420   $  344,786
Mid-Cap Growth Fund                 $  283,977   $    743,460   $  144,470
Technology Fund                     $  655,551   $  1,153,847   $  283,356

     During the fiscal year ended December 31, 2003, the Post-Venture Fund, Mid-Cap Growth Fund and Technology Fund paid commissions of $124,813, $118,743 and $105,431, respectively, on transactions of $44,060,813, $35,675,655 and $30,052,517, respectively, to brokers who provided research services to the Adviser.

                                      TAXES

                                     GENERAL

     Each Fund intends to qualify for treatment as a regulated investment company ("RIC") under Subchapter M of the Code, and to do so, each Fund must distribute to its shareholders for each taxable year at least 90% of its investment company taxable income (consisting generally of net investment income, net short-term capital gain and net gains from certain foreign currency transactions) ("Distribution Requirement") and must meet several additional requirements. With respect to each Fund, these requirements include the following: (1) the Fund must derive at least 90% of its gross income each taxable year from dividends, interest, payments with respect to securities loans, and gains from the sale or other disposition of stock or securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or those currencies ("Income Requirement");
(2) at the close of each quarter of the Fund's taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, U.S. government securities, securities of other RICs, and other securities, with these other securities limited, with respect to any one issuer, to an amount that does not exceed 5% of the value of the Fund's total assets and that does not represent more than 10% of the issuer's outstanding voting securities; and
(3) at the close of each quarter of the Fund's taxable year, not more than 25% of the value of its total assets may be invested in securities (other than U.S. government securities or the securities of other RICs) of any one issuer. Additional rules apply for related corporations.

     If a Fund fails to qualify for treatment as a RIC in any fiscal year, it will be treated as a corporation for federal income tax purposes. As such, the Fund would be required to pay income taxes on its net investment income and net realized capital gains, if any, at the rates generally applicable to corporations. Shareholders of a Fund that did not qualify for treatment as a RIC would not be liable for income tax on the Fund's net investment income or net realized capital gains in their individual capacities. Distributions to shareholders, whether from the Fund's net investment income or net realized capital gains, would be treated as taxable dividends to the extent of current or accumulated earnings and profits of the Fund.

     Dividends and other distributions declared by a Fund in, and payable to shareholders of record as of a date in, October, November or December of any year will be deemed to have been paid by the Fund and received by the shareholders on December 31 of that year if the distributions are paid by the Fund during January of the following calendar year. Accordingly, those distributions will be taxed to shareholders for the year in which that December 31 falls.

     A portion of the dividends from a Fund's investment company taxable income (whether paid in cash or reinvested in additional Fund shares) may be eligible for the dividends-received deduction allowed to corporations. The eligible portion may not exceed the aggregate dividends received by a Fund from U.S. corporations, with certain exceptions. However, dividends received by a corporate shareholder and deducted by it pursuant to the dividends-received deduction are potentially subject to the corporate alternative minimum tax.

     As of December 31, 2003, the Post-Venture, Mid-Cap Growth and Technology Funds had Federal income tax capital loss carryforwards of $528,406,291, $207,935,648 and $406,337,864, respectively. The Federal income tax capital loss carryforwards for the Post-Venture, Mid-Cap Growth and Technology Funds expire in 2008, 2009, 2011 and 2011.

     If shares of a Fund are sold at a loss after being held for twelve months or less, the loss will be treated as long-term, instead of short-term, capital loss to the extent of any capital gain distributions received on those shares. Investors also should be aware that if shares are purchased shortly before the record date for any distribution, the shareholder will pay full price for the shares and receive some portion of the price back as a taxable dividend or capital gain distribution.

     Each Fund will be subject to a nondeductible 4% excise tax to the extent it fails to distribute, by the end of any calendar year, substantially all of its ordinary income for that year and capital gain net income for the one-year period ending on October 31 of that year, plus certain other amounts. Each Fund intends to declare and distribute dividends during each year sufficient to prevent imposition of the excise tax.

     The foregoing is a general and abbreviated summary of certain U.S. Federal income tax considerations affecting such Fund and its shareholders. Investors are urged to consult their own tax advisers for more detailed information and for information regarding any foreign, state and local taxes applicable to distributions received from a Fund.

CAPITAL STRUCTURE

     The Company is an open-end management investment company organized as a Maryland corporation on October 18, 1995. The Company's Charter authorizes the Board of Directors to issue up to 1,000,000,000 shares of common stock, par value $0.0001 per share. The common stock is divisible into an unlimited number of "series", each of which is a separate Fund. Each share of a Fund represents an equal proportionate interest in that Fund. Each share of the Funds has equal voting, dividend, distribution and liquidation rights.
     The Board of Directors may classify or reclassify any unissued series of shares of the Company and may designate or redesignate the name of any outstanding series of shares of the Company. As a general matter, shares are voted in the aggregate and not by series, except where series voting would be required by Maryland law or the Investment Company Act (e.g., a change in investment policy or approval of an investment advisory agreement). All consideration received from the sale of shares of any series of the Company's shares, together with all income, earnings, profits and proceeds thereof, would belong to that series and would be charged with the liabilities in respect of that series and of that series' share of the general liabilities of the Company in the proportion that the total net assets of the series bear to the total net assets of all series of the Company's shares. The net asset value of a share of any series would be based on the assets belonging to that series less the liabilities charged to that series, and dividends could be paid on shares of any series of Common Stock only out of lawfully available assets belonging to that series. In the event of liquidation or dissolution of the Company, the holders of each series would be entitled, out of the assets of the Company available for distribution, to the assets belonging to that series.

     Shares of the Company have no preemptive rights and only such conversion or exchange rights as the Board of Directors may grant in its discretion.

     Shareholders are entitled to one vote for each full share held, and fractional votes for fractional shares held, and will vote in the aggregate and not by class or series except as otherwise required by the Investment Company Act or the Maryland General Corporation Law. Shareholders may not cumulate their votes in the election of directors. Consequently the holders of more than 50% of the shares of the common stock voting for the election of directors can elect the entire Board of Directors and in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

     Notwithstanding any provision of the Maryland General Corporation Law requiring for any purpose the concurrence of a proportion greater than a majority of all votes entitled to be cast at a meeting at which a quorum is present, the affirmative vote of the holders of a majority of the total number of shares of the Company outstanding (or of a class or series of the Company, as applicable) will be effective, except to the extent otherwise required by the Investment Company Act and the rules promulgated thereunder. In addition, the Articles of Incorporation provide that, to the extent consistent with the General Corporation Law of Maryland and other applicable law, the By-Laws may provide for authorization to be given by the affirmative vote of the holders of less than a majority of the total number of shares of the Company outstanding (or of a class or series).

                              SHAREHOLDER MEETINGS

     The Maryland Statutes permit registered investment companies, such as the Company, to operate without an annual meeting of shareholders under specified circumstances if an annual meeting is not required by the Investment Company Act. The Company has adopted the appropriate provisions in its By-Laws and may, at its discretion, not hold an annual meeting in any year in which the election of directors is not required to be acted on by shareholders under the Investment Company Act.

     The Company's By-Laws also contain procedures for the removal of directors by its shareholders. At any meeting of shareholders, duly called and at which a quorum is present, the shareholders may, by the affirmative vote of the holders of a majority of the votes entitled to be cast thereon, remove any director or directors from office and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of removed directors.

     Upon the written request of the holders of shares entitled to not less than ten percent (10%) of all the votes entitled to be cast at such meeting, the Secretary of the Company shall promptly call a special meeting of shareholders for the purpose of voting upon the question of removal of any director. Whenever ten or more shareholders of record who have been such for at least six months preceding the date of application, and who hold in the aggregate either shares having a net asset value of at least $25,000 or at least one percent (1%) of the total outstanding shares, whichever is less, shall apply to the Company's Secretary in writing, stating that they wish to communicate with other shareholders with a view to obtaining signatures to submit a request for a meeting as described above and accompanied by a form of communication and request which they wish to transmit, the Secretary shall within five business days after such application either: (1) afford to such applicants access to a list of the names and addresses of all shareholders as recorded on the books of the Funds; or (2) inform such applicants as to the approximate number of shareholders of record and the approximate cost of mailing to them the proposed communication and form of request.

     If the Secretary elects to follow the course specified in clause (2) of the last sentence of the preceding paragraph, the Secretary, upon the written request of such applicants, accompanied by a tender of the material to be mailed and of the reasonable expenses of mailing, shall, with reasonable promptness, mail such material to all shareholders of record at their addresses as recorded on the books unless within five business days after such tender the Secretary shall mail to such applicants and file with the SEC, together with a copy of the material to be mailed, a written statement signed by at least a majority of the Board of Directors to the effect that in their opinion either such material contains untrue statements of fact or omits to state facts necessary to make the statements contained therein not misleading, or would be in violation of applicable law, and specifying the basis of such opinion.

     After opportunity for hearing upon the objections specified in the written statement so filed, the SEC may, and if demanded by the Board of Directors or by such applicants shall, enter an order either sustaining one or more of such objections or refusing to sustain any of them. If the SEC shall enter an order refusing to sustain any of such objections, or if, after the entry of an order sustaining one or more of such objections, the SEC shall find, after notice and opportunity for hearing, that all objections so sustained have been met, and shall enter an order so declaring, the Secretary shall mail copies of such material of all shareholders with reasonable promptness after the entry of such order and the renewal of such tender.

                       EXCHANGE AND REDEMPTION OF SHARES;
                        DETERMINATION OF NET ASSET VALUE

     The net asset value of the Funds will be determined as of the close of trading on each day the New York Stock Exchange is open for trading. The New York Stock Exchange is open for trading Monday through Friday except New Year's Day, Dr. Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Additionally, if any of the aforementioned holidays fall on a Saturday, the New York Stock Exchange will not be open for trading on the preceding Friday, and when any such holiday falls on a Sunday, the New York Stock Exchange will not be open for trading on the following Monday unless unusual business conditions exist, such as the ending of a monthly or the yearly accounting period.

     In connection with the determination of the Funds' net asset values, securities (including securities sold short) which are traded on a recognized stock exchange are valued at the last sale price on the securities exchange on which such securities are primarily traded. Securities for which the primary market is the National Association of Securities Dealer's Automated Quotation System ("NASDAQ") will be valued at the NASDAQ official closing price. Securities (including securities sold short) traded on only over-the-counter markets are valued on the basis of closing over-the-counter trade prices. Securities for which there were no transactions are valued at the closing bid prices. Securities sold short for which there were no transactions are valued at the closing asked prices. Options written or purchased by the Funds are valued at the last sales price if such sales price is between the current bid and asked prices. Otherwise, options are valued at the mean between the current bid and asked prices. Debt securities (other than short-term instruments) are valued at prices furnished by a pricing service, subject to review and possible revision by the Funds' Adviser. Any modification of the price of a debt security furnished by a pricing service is made pursuant to procedures adopted by the Company's Board of Directors. Debt instruments maturing within 60 days are valued by the amortized cost method. Any securities, including private equity securities, for which market quotations are not readily available are valued at their fair value as determined in good faith by the Adviser under the supervision of the Company's Board of Directors. Private equity securities are initially carried at their original funded cost. Changes in the fair value of these securities are made when, in the judgment of the Adviser, evidence of a change in value is readily ascertainable. In retrospect, fair values so determined may not reflect the prices at which those securities could have been sold during the periods in which the particular fair values were used in determining the Funds' net asset values.
     To illustrate the method of computing the offering price of shares of the Funds, the offering price on December 31, 2003 was as follows:

                                   POST-        MID-CAP
                                  VENTURE       GROWTH      TECHNOLOGY
                                -----------   -----------   -----------
Net Assets                      $ 8,009,714   $ 4,685,171   $ 7,669,562
   Divided by
Shares Outstanding                2,704,365     1,438,581     1,512,834
   Equals
Net Asset Value Per             $      2.96   $      3.26   $      5.07
Share (Offering & Redemption
 Price)

     Shares of the Funds may be exchanged for shares of the Northern U.S. Government Money Market Fund.

                                OTHER INFORMATION

     It is possible that conditions may exist in the future which would, in the opinion of the Board of Directors, make it undesirable for a Fund to pay redemptions in cash. In such cases the Board of Directors may authorize payment to be made in portfolio securities of a Fund. However, the Funds have obligated themselves under the Investment Company Act to redeem for cash all shares presented for redemption by any one shareholder up to $250,000 (or 1% of a Fund's net assets if that is less) in any 90-day period. Securities delivered in payment of redemptions are valued at the same value assigned to them in computing the net asset value per share. Shareholders receiving such securities generally will incur brokerage costs when selling such securities.

     Payment for shares of a Fund may, at the discretion of the Adviser, be made in the form of securities that are permissible investments for the Fund as described in the

Prospectus. For further information about this form of payment, contact the Transfer Agent. In connection with an in-kind securities payment, the Funds will require, among other things, that the securities be valued on the day of purchase in accordance with the pricing methods used by the Fund and that the Fund receive satisfactory assurances that it will have good and marketable title to the securities received by it; that the securities be in proper form for transfer to the Fund; and that adequate information be provided concerning the basis and other tax matters relating to the securities.

                                   APPENDIX A

COMMERCIAL PAPER RATINGS
     A Standard & Poor's commercial paper rating is a current assessment of the likelihood of timely payment of debt having an original maturity of no more than 365 days. The following summarizes the rating categories used by Standard & Poor's for commercial paper in which the Funds may invest:

     "A-1" - Issue's degree of safety regarding timely payment is strong. Those issues determined to possess extremely strong safety characteristics are denoted "A-1+."

     "A-2" - Issue's capacity for timely payment is satisfactory. However, the relative degree of safety is not as high as for issues designated "A-1."

     Moody's commercial paper ratings are opinions of the ability of issuers to repay punctually promissory obligations not having an original maturity in excess of 9 months. The following summarizes the rating categories used by Moody's for commercial paper in which the Funds may invest:

     "Prime-1" - Issuer or related supporting institutions are considered to have a superior capacity for repayment of short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by the following capacities: leading market positions in well-established industries; high rates of return on funds employed; conservative capitalization structures with moderate reliance on debt and ample asset protection; broad margins in earning coverage of fixed financial charges and high internal cash generation; and well-established access to a range of financial markets and assured sources of alternate liquidity.

     "Prime-2" - Issuer or related supporting institutions are considered to have a strong capacity for repayment of short-term promissory obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, will be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternative liquidity is maintained.

     The three rating categories of Duff & Phelps for investment grade commercial paper are "Duff 1," "Duff 2" and "Duff 3." Duff & Phelps employs three designations, "Duff 1+," "Duff 1" and "Duff 1-," within the highest rating category. The following summarizes the rating categories used by Duff & Phelps for commercial paper in which the Funds may invest:

     "Duff 1+" - Debt possesses highest certainty of timely payment. Short-term liquidity, including internal operating factors and/or access to alternative sources of funds, is outstanding, and safety is just below risk-free U.S. Treasury short-term obligations.

     "Duff 1" - Debt possesses very high certainty of timely payment. Liquidity factors are excellent and supported by good fundamental protection factors. Risk factors are minor.

     "Duff 1-" - Debt possesses high certainty of timely payment. Liquidity factors are strong and supported by good fundamental protection factors. Risk factors are very small.

     "Duff 2" - Debt possesses good certainty of timely payment. Liquidity factors and company fundamentals are sound. Although ongoing funding need may enlarge total financing requirements, access to capital markets is good.

     Fitch short-term ratings apply to debt obligations that are payable on demand or have original maturities of up to three years. The highest rating category of Fitch for short-term obligations is "F-1." Fitch employs two designations, "F-1+" and "F-1," within the highest category. The following summarizes the rating categories used by Fitch for short-term obligations in which the Funds may invest:

     "F-1+" - Securities possess exceptionally strong credit quality. Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.

     "F-1" - Securities possess very strong credit quality. Issues assigned this rating reflect an assurance of timely payment only slightly less in degree than issues rated "F-1+."

Fitch may also use the symbol "LOC" with its short-term ratings to indicate that the rating is based upon a letter of credit issued by a commercial bank.

     Thomson BankWatch short-term ratings assess the likelihood of an untimely or incomplete payment of principal or interest of unsubordinated instruments having a maturity of one year or less which are issued by a bank holding company or an entity within the holding company structure. The following summarizes the ratings used by Thomson BankWatch in which the Funds may invest:

     "TBW-1" - This designation represents Thomson BankWatch's highest rating category and indicates a very high degree of likelihood that principal and interest will be paid on a timely basis.

     "TBW-2" - This designation indicates that while the degree of safety regarding timely payment of principal and interest is strong, the relative degree of safety is not as high as for issues rated "TBW-1."

     IBCA assesses the investment quality of unsecured debt with an original maturity of less than one year which is issued by bank holding companies and their principal bank subsidiaries. The following summarizes the rating categories used by IBCA for short-term debt ratings in which the Funds may invest:

     "A1" - Obligations are supported by the highest capacity for timely repayment. Where issues possess a particularly strong credit feature, a rating of A1+ is assigned.

     "A2" - Obligations are supported by a good capacity for timely repayment.

CORPORATE LONG-TERM DEBT RATINGS
STANDARD & POOR'S DEBT RATINGS
     A Standard & Poor's corporate or municipal debt rating is a current assessment of the creditworthiness of an obligor with respect to a specific obligation. This assessment may take into consideration obligors such as guarantors, insurers, or lessees. The debt rating is not a recommendation to purchase, sell, or hold a security, inasmuch as it does not comment as to market price or suitability for a particular investor.

     The ratings are based on current information furnished by the issuer or obtained by S&P from other sources it considers reliable. S&P does not perform an audit in connection with any rating and may, on occasion, rely on unaudited financial information. The ratings may be changed, suspended, or withdrawn as a result of changes in, or unavailability of, such information, or for other circumstances.

     The ratings are based, in varying degrees, on the following considerations:


          1. Likelihood of default - capacity and willingness of the obligor as to the timely payment of interest and repayment of principal in accordance with the terms of the obligation.

          2.   Nature of and provisions of the obligation.

          3. Protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.

INVESTMENT GRADE

     AAA - Debt rated 'AAA' has the highest rating assigned by Standard & Poor's. Capacity to pay interest and repay principal is extremely strong.

     AA - Debt rated 'AA' has a very strong capacity to pay interest and repay principal and differs from the highest rated issues only in small degree.

     A - Debt rated 'A' has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

     BBB - Debt rated 'BBB' is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories.

SPECULATIVE GRADE
     Debt rated 'BB', 'B', 'CCC', 'CC' and 'C' is regarded as having predominantly speculative characteristics with respect to capacity to pay interest and repay principal. 'BB' indicates the least degree of speculation and 'C' the highest. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

     BB - Debt rated 'BB' has less near-term vulnerability to default than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments. The 'BB' rating category is also used for debt subordinated to senior debt that is assigned an actual or implied 'BBB-' rating.

     B - Debt rated 'B' has a greater vulnerability to default but currently has the capacity to meet interest payments and principal repayments. Adverse business, financial, or economic conditions will likely impair capacity or willingness to pay interest and repay principal. The 'B' rating category is also used for debt subordinated to senior debt that is assigned an actual or implied 'BB' or 'BB-' rating.

     CCC - Debt rated 'CCC' has a currently identifiable vulnerability to default, and is dependent upon favorable business, financial, and economic conditions to meet timely payment of interest and repayment of principal. In the event of adverse business, financial, or economic conditions, it is not likely to have the capacity to pay interest and repay principal. The 'CCC' rating category is also used for debt subordinated to senior debt that is assigned an actual or implied 'B' or 'B-' rating.

     CC - Debt rated 'CC' typically is applied to debt subordinated to senior debt that is assigned an actual or implied 'CCC' rating.

     C - Debt rated 'C' typically is applied to debt subordinated to senior debt which is assigned an actual or implied 'CCC-' debt rating. The 'C' rating may be used to cover a situation where a bankruptcy petition has been filed, but debt service payments are continued.

     CI - The rating 'CI' is reserved for income bonds on which no interest is being paid.

     D - Debt rated 'D' is in payment default. The 'D' rating category is used when interest payments or principal payments are not made on the date due even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such period. The 'D' rating also will be used upon the filing of a bankruptcy petition if debt service payments are jeopardized.

MOODY'S LONG-TERM DEBT RATINGS
     Aaa - Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa - Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than in Aaa securities.

     A - Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

     Baa - Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     Ba - Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes Bonds in this class.

     B - Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     Caa - Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

     Ca - Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

     C - Bonds which are rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

FITCH ICBA BOND RATINGS
     Fitch investment grade bond ratings provide a guide to investors in deterring the credit risk associated with a particular security. The ratings represent Fitch's assessment of the issuer's ability to meet the obligations of a specific debt issue or class of debt in a timely manner.

     The rating takes into consideration special features of the issue, its relationship to other obligations of the issuer, the current and prospective financial condition and operating performance of the issuer and any guarantor, as well as the economic and political environment that might affect the issuer's future financial strength and credit quality.

     Fitch ratings do not reflect any credit enhancement that may be provided by insurance policies or financial guaranties unless otherwise indicated.

     Bonds that have the same rating are of similar but not necessarily identical credit quality since the rating categories do not fully reflect small differences in the degrees of credit risk.

     Fitch ratings are not recommendations to buy, sell, or hold any security. Ratings do not comment on the adequacy of market price, the suitability of any security for a particular investor, or the tax-exempt nature of taxability of payments made in respect of any security.

     Fitch ratings are based on information obtained from issuers, other obligors, underwriters, their experts, and other sources Fitch believes to be reliable. Fitch does not audit or verify the truth or accuracy of such information. Ratings may be changed, suspended, or withdrawn as a result of changes in, or the unavailability of, information or for other reasons.

     AAA Bonds considered to be investment grade and of the highest credit quality. The obligor has an exceptionally strong ability to pay interest and repay principal, which is unlikely to be affected by reasonably foreseeable events.

     AA Bonds considered to be investment grade and of very high credit quality. The obligor's ability to pay interest and repay principal is very strong, although not quite as strong as bonds rated 'AAA.' Because bonds rated in the 'AAA' and 'AA' categories are not significantly vulnerable to foreseeable future developments, short-term debt of the issuers is generally rated 'F-1+.'
     A Bonds considered to be investment grade and of high credit quality. The obligor's ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

     BBB Bonds considered to be investment grade and of satisfactory credit quality. The obligor's ability to pay interest and repay principal is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to have adverse impact on these bonds, and therefore impair timely payment. The likelihood that the ratings of these bonds will fall below investment grade is higher than for bonds with higher ratings.

     Fitch speculative grade bond ratings provide a guide to investors in determining the credit risk associated with a particular security. The ratings ('BB to 'C') represent Fitch's assessment of the likelihood of timely payment of principal and interest in accordance with the terms of obligation for bond issues not in default. For defaulted bonds, the rating ('DDD' to 'D') is an assessment of the ultimate recovery value through reorganization or liquidation.

     The rating takes into consideration special features of the issue, its relationship to other obligations of the issuer, the current and prospective financial condition and operating performance of the issuer and any guarantor, as well as the economic and political environment that might affect the issuer's future financial strength.

     Bonds that have the same rating are of similar but not necessarily identical credit quality since the rating categories cannot fully reflect the differences in the degrees of credit risk. Moreover, the character of the risk factor varies from industry to industry and between corporate, health care and municipal obligations.

     BB Bonds are considered speculative. The obligor's ability to pay interest and repay principal may be affected over time by adverse economic changes. However, business and financial alternatives can be identified which could assist the obligor in satisfying its debt service requirements.

     B Bonds are considered highly speculative. While bonds in this class are currently meeting debt service requirements, the probability of continued timely payment of principal and interest reflects the obligor's limited margin of safety and the need for reasonable business and economic activity throughout the life of the issue.

     CCC Bonds have certain identifiable characteristics which, if not remedied, may lead to default. The ability to meet obligations requires an advantageous business and economic environment.

     CC Bonds are minimally protected. Default in payment of interest and/or principal seems probable over time.

     C     Bonds are in imminent default in payment of interest or principal.

     DDD, DD
     and D Bonds are in default on interest and/or principal payments. Such bonds are extremely speculative and should be valued on the basis of their ultimate recovery value in liquidation or reorganization of the obligor.

DUFF & PHELPS, INC. LONG-TERM DEBT RATINGS
     These ratings represent a summary opinion of the issuer's long-term fundamental quality. Rating determination is based on qualitative and quantitative factors which may vary according to the basic economic and financial characteristics of each industry and each issuer. Important considerations are vulnerability to economic cycles as well as risks related to such factors as competition, government action, regulation, technological obsolescence, demand shifts, cost structure, and management depth and expertise. The projected viability of the obligor at the trough of the cycle is a critical determination.
     Each rating also takes into account the legal form of the security (e.g., first mortgage bonds, subordinated debt, preferred stock, etc.). The extent of rating dispersion among the various classes of securities is determined by several factors including relative weightings of the different security classes in the capital structure, the overall credit strength of the issuer, and the nature of covenant protection. Review of indenture restrictions is important to the analysis of a company's operating and financial constraints.

     Ratings of 'BBB-' and higher fall within the definition of investment grade securities, as defined by bank and insurance supervisory authorities.

RATING SCALE                     DEFINITION
--------------------------------------------------------------------------------
AAA            Highest credit quality. The risk factors are negligible, being only slightly more than for risk-free U.S. Treasury debt.

AA+            High credit quality. Protection factors are strong. Risk is
AA             modest, but may vary slightly from time to time because of
AA-            economic conditions.

A+             Protection factors are average but adequate. However, risk
A              factors are more variable and greater in periods of economic
A-             uncertainty.

BBB+           Below average protection factors but still considered sufficient
BBB            for prudent investment. Considerable variability in risk during
BBB-           economic cycles.

BB+            Below investment grade but deemed likely to meet obligations when
BB             due. Present or prospective financial protection factors
BB-            fluctuate according to industry conditions or company fortunes.
               Overall quality may move up or down frequently within this category.

B+             Below investment grade and possessing risk that obligations will
B              not be met when due. Financial protection factors will fluctuate
B-             widely according to economic cycles.

CCC Well below investment grade securities. Considerable uncertainty exists as to timely payment of principal, interest or preferred dividends. Protection factors are narrow and risk can be substantial with unfavorable economic/industry conditions, and/or with unfavorable company developments.

DD             Default debt obligations. Issuer failed to meet scheduled
               principal and/or interest payments.
DP             Preferred stock with dividend arrearages.

                             VAN WAGONER FUNDS, INC.

                                    FORM N-1A

                                     PART C

Item 23. Exhibits.

     (a)     (1)     Registrant's Articles of Incorporation (including all
amendments through December 31, 1999) is incorporated by reference to Exhibit
(a) of Post-Effective Amendment No. 7 to Registrant's Registration Statement on Form N-1A.

     (a)     (2.1)   Articles of Amendment to Articles of Incorporation dated
April 19, 2000 is incorporated by reference to Exhibit a-2 of Post-Effective Amendment No. 8 to Registrant's Registration Statement on Form N-1A.

     (a)     (2.2)   Articles Supplementary to Articles of Incorporation dated
December 18, 2002 is incorporated by reference to Exhibit a-2.2 of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A.

     (b) Registrant's By-Laws is incorporated by reference to Exhibit 2 of Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A.

     (c)     Instruments Defining Rights of Security Holder - Not applicable.

     (d)     None

     (e)     Form of Underwriting Agreement - Not applicable.

     (f)     Bonus or Profit Sharing Contracts - Not applicable.

     (g) Form of Custody Agreement by and between Registrant and PFPC Trust Company is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A.

     (h)     Other Material Contracts:

             (1) Administration and Accounting Services Agreement by and between Registrant and PFPC Inc. is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A.

             (2) Transfer Agency Services Agreement by and between Registrant and PFPC, Inc. is incorporated by reference to Exhibit (h)(4) of Post-Effective Amendment No. 9 to Registrant's Registration Statement on Form N-1A.

     (i)     Opinion of Counsel as to Legality of Shares - Not applicable.

     (j) Other Opinions: Consent of Independent Accountants - Not applicable.

     (k)     Omitted Financial Statements - Not applicable.

     (l)     (1)     Subscription Agreement is incorporated by reference to
                     Exhibit 13.1 of Pre-Effective Amendment No. 1 to
                     Registrant's Registration Statement on Form N-1A.

             (2) Organizational Expenses Agreement is incorporated by reference to Exhibit 13.2 of Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A.

     (m) Registrant's Service and Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 is incorporated by reference to Exhibit 15 of Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-1A.

     (n)     18f-3 Plan - Not applicable.

     (o)     (1)     Amended Code of Ethics of Registrant and Van Wagoner
                     Capital Management, Inc. is incorporated by reference to Exhibit (0)(1) of Post-Effective Amendment No. 13 to
                     Registrant's Registration Statement on Form N-1A.

     (99) Power of Attorney is incorporated by reference to Exhibit 99 of Post-Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A.

Item 24. Person Controlled by or Under Common Control with the Fund.

     Registrant neither controls any person nor is under common control with any other person.

Item 25. Indemnification.

     Pursuant to the authority of the Maryland General Corporation Law, particularly Section 2-418 thereof, Registrant's Board of Directors has adopted the following bylaw which is in full force and effect and has not been modified or cancelled:

                                   ARTICLE VII

                               GENERAL PROVISIONS

Section 7. Indemnification.

A. The Corporation shall indemnify all of its corporate representatives against expenses, including attorneys fees, judgement, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding, or threat or claim of such action, suit or proceeding, whether civil, criminal, administrative, or legislative, no matter by whom brought, or in any appeal in which they or any of them are made parties or a party by reason of being or having been a corporate representative, if the corporate representative acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful provided that the corporation shall not indemnify corporate representatives in relation to matters as to which any such corporate representative shall be adjudged in such action, suit or proceeding to be liable for gross negligence, willful misfeasance, bad faith, reckless disregard of the duties and obligations involved in the conduct of his office, or when indemnification is otherwise not permitted by the Maryland General Corporation Law.

B. In the absence of an adjudication which expressly absolves the corporate representatives, or in the event of a settlement, each corporate representative shall be indemnified hereunder only if there has been a reasonable determination based on a review of the facts that indemnification of the corporate representative is proper because he has met the applicable standard of conduct set forth in paragraph A. Such determination shall be made: (i) by the board of directors, by a majority vote of a quorum which consists of directors who are not parties to the action, suit or proceeding, or if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors, not, at the time, parties to the action, suit or proceeding and who were duly designated to act in the matter by full board in which the designated directors who are parties to the action, suit or proceeding may participate; or (ii) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties to the action, suit or proceeding may participate.

C. The termination of any action, suit or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall create a rebuttable presumption that the person was guilty of willful misfeasance, bad faith, gross negligence or reckless disregard to the duties and obligations involved in the conduct of his or her office, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

D. Expenses, including attorneys' fees, incurred in the preparation of and/or presentation of the defense of a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 2-418(F) of the Maryland General Corporation Law upon receipt of: (i) an undertaking by or on behalf of the corporate representative to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this bylaw; and (ii) a written affirmation by the corporate representative of the corporate representative's good faith belief that the standard of conduct necessary for indemnification by the corporation has been met.

E. The indemnification provided by this bylaw shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to be benefit of the heirs, executors and administrators of such a person subject to the limitations imposed from time to time by the Investment Company Act of 1940, as amended.

F. This corporation shall have the power to purchase and maintain insurance on behalf of any corporate representatives against any liability asserted against him or her and incurred by his or her in such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify his or her against such liability under this bylaw provided that no insurance may be purchased or maintained to protect any corporate representatives against liability for gross negligence, willful misfeasance, bad faith or reckless disregard of the duties and obligations involved in the conduct of his or her office.

G. "Corporate Representative" means an individual who is or was a director, officer, agent or employee of the corporation or who serves or served another corporation, partnership, joint venture, trust or other enterprise in one of these capacities at the request of the corporation and who, by reason of his or her position, is, was, or is threatened to be made, a party to a proceeding described herein.

     Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred of paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 26. Business and Other Connections of the Investment Adviser.

     The Adviser was organized in October 1995 for the purpose of providing investment advisory services for the Registrant and other investment advisory clients. The Adviser is not, nor has it been, engaged in any other business since its inception. Certain information regarding the director and officer of the Adviser including any business, profession, vocation or employment in which such person is or has been at any time during the past two fiscal years engaged for his or her own account or in the capacity of directors, officer, employee, partner or trustee, is set forth under "MANAGEMENT OF THE FUND" in the Prospectus and under "ADDITIONAL COMPANY INFORMATION" in the Statement of Additional Information and is incorporated herein by reference.

Item 28. Location of Accounts and Records.

     The accounts, books, or other documents required to be maintained by
Section 31 (a) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules promulgated thereunder, will be kept in the possession of the Registrant corporate offices, except (1) records held and maintained by PFPC Trust Company relating to its function as custodian, (2) records held and maintained by PFPC Inc. relating to its function as administrator and fund accountant, and (3) records held and maintained by PFPC Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809 relating to its functions as transfer agent and dividend disbursing agent.

Item 29. Management Services.

     There are no management-related services contracts not discussed in Parts A and B.

Item 30. None


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, duly authorized, in the City of San Francisco, the State of California, on this 28th day of April, 2004.

                                         VAN WAGONER FUNDS, INC.


                                         By:    /s/ Garrett R. Van Wagoner
                                                --------------------------
                                                Garrett R. Van Wagoner

                                                President and Principal
                                                Executive Officer; Treasurer and
                                                Principal Financial and
                                                Accounting Officer

                                       48